EXHIBIT 10.5

FIRST AMENDMENT TO AND WAIVER UNDER CREDIT AGREEMENT

THIS FIRST AMENDMENT TO AND WAIVER UNDER CREDIT AGREEMENT (this “Agreement”) is made and entered into as of June 28, 2013, by and among RLJ ENTERTAINMENT, INC. (“RLJ Entertainment”), RLJ ACQUISITION, INC., for itself and as successor by merger with RLJ Merger Sub I, Inc. (“RLJ Acquisition”), ACORN MEDIA GROUP, INC. (“Acorn”), and IMAGE ENTERTAINMENT, INC., for itself and as successor by merger with RLJ Merger Sub II, Inc. (“Image”; RLJ Entertainment, RLJ Acquisition, Acorn and Image, each individually, a “Borrower” and, collectively, the “Borrowers”), each of the Persons party to the Credit Agreement as Guarantors, the Lenders party hereto, and SUNTRUST BANK, as the Administrative Agent (the “Administrative Agent”).

W I T N E S S E T H :

WHEREAS, the Borrowers, the Guarantors, the several banks and other financial institutions and lenders party thereto (the “Lenders”), and the Administrative Agent have executed and delivered that certain Credit Agreement dated as of October 3, 2012 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, pursuant to Sections 5.3 and 5.19 of the Credit Agreement, the Borrowers were required to cause the Administrative Agent to be named as a lenders loss payee on all property insurance policies of the Loan Parties, however, the Borrowers have requested that the Lenders waive such requirement with respect to the insurance policies issued in the United Kingdom with respect to the Loan Parties organized under the laws of England and Wales (the “UK Insurance Waiver”);

WHEREAS, prior to the effectiveness of the Credit Agreement, Image/Madacy Home Entertainment, LLC (“Madacy”), a Guarantor, entered into that certain Agreement dated the 16th day of August, 2012, with effect from November 30, 2011, by and between Madacy and Lions Gate Films Inc. (“Lions Gate”)(such agreement, the “Lions Gate Agreement”), pursuant to which Madacy agreed to dispose of certain of its Rights (as defined in the Lions Gate Agreement) with respect to the following titles: Air War on Terror (Death From Above); Wars Against Saddam; Special Operations Forces (Navy Seal Team Six); and Wings of Destruction (A Century of Aerial Combat)(the “Specified Titles”);

WHEREAS, the Borrowers have requested that the Lenders waive any Default or Event of Default under Section 7.2 or Section 7.6 of the Credit Agreement that may have occurred solely as a result of the terms of the Lions Gate Agreement (the “Specified Defaults”); and

WHEREAS, in addition to the foregoing, the Borrowers have requested that the Administrative Agent and the Lenders make certain modifications to the Credit Agreement, and the Administrative Agent and the Lenders party hereto have agreed to such modifications and the waiver of the Specified Defaults subject to the terms and conditions set forth below.

NOW, THEREFORE, for and in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby covenant and agree as follows:

SECTION 1.     Definitions.  Unless otherwise specifically defined herein, each term used herein (and in the recitals above) which is defined in the Credit Agreement shall have the meaning assigned to such term in the Credit Agreement.

SECTION 2.     Waivers.

(a)            The Borrowers acknowledge and agree that the Specified Defaults have occurred and each constitutes an Event of Default under the Credit Agreement.   Subject to the satisfaction of the conditions precedent set forth in Section 6 below, each of the Administrative Agent and the Lenders party hereto hereby waive the Specified Defaults.  In addition, the Administrative Agent and the Lenders acknowledge and agree that the disposition of the Rights (as defined in the Lions Gate Agreement) in the Specified Titles shall not reduce the basket in Section 7.6(j) of the Credit Agreement.

(b)            Subject to the satisfaction of the conditions precedent set forth in Section 6 below, each of the Administrative Agent and the Lenders party hereto agree to the UK Insurance Waiver, provided that, if the Administrative Agent determines in its reasonable discretion that there is a material increase in the amount of tangible Collateral located in the United Kingdom as determined by the Administrative Agent, then the Administrative Agent shall have the right to require the Borrowers to, and the Borrowers shall, within thirty (30) days of the Administrative Agent’s request therefor, obtain lenders loss payable endorsements with respect to the insurance policies covering such Collateral in accordance with Section 5.3 of the Credit Agreement.

SECTION 3.   Amendments to Credit Agreement.

(a)            Section 1.1 of the Credit Agreement is amended to add the following definitions in appropriate alphabetical order:

“First Amendment Effective Date” shall mean June 28, 2013.

“Past Due Amounts” shall mean (a) trade payables owing by any Loan Party or any Restricted Subsidiary that are more than sixty (60) days past due and (b) past due amounts owing by any Loan Party or any Restricted Subsidiary as a result of netting adjustments with any such Person’s vendors, in each case, including, without limitation, those amounts described on Schedule 7.17 attached hereto.

(b)           The definition of “Consolidated Cash Adjusted EBITDA” in Section 1.1 of the Credit Agreement is amended so that it reads, in its entirety, as follows:

“Consolidated Cash Adjusted EBITDA” shall mean, as determined for any period on a consolidated basis for the Parent and its consolidated Restricted Subsidiaries (other than, with respect to periods prior to the Foyle’s War 8 Inclusion Date, the Foyle’s War 8 Group), the total of the following to the extent deducted in determining Consolidated Net Income for the Parent and its consolidated Restricted Subsidiaries (other than, with respect to periods prior to the Foyle’s War 8 Inclusion Date, the Foyle’s War 8 Group) and calculated without duplication:  (a) Consolidated Net Income of such Persons; plus (b) any provision for (or less any benefit from) income taxes; plus (c) Consolidated Interest Expense; plus (d) up to $2,000,000 per annum of any non-Cash expenses incurred with respect to the issuance of stock options in Parent to existing or new employees of such Persons; plus (e) amortization and depreciation expense; plus (f) transaction fees and other expenses incurred in connection with the negotiation and documentation of this Agreement and the transactions contemplated hereby to occur on the Closing Date, the Acorn Acquisition, the Image Acquisition, the making of severance payments, and for such other transactions or one-time expenses as the Administrative Agent may agree in writing in its sole discretion, to the extent not capitalized, and in an aggregate amount not to exceed $1,600,000 (provided that no amount shall be added back pursuant to this clause (f) for any Fiscal Quarter ended after December 31, 2012); plus (g) Image Product Amortization for such period; plus (h) Acorn Production Development and Product Amortization actually incurred in such period; plus (i) severance payments made in such period, but, in any event, on or prior to June 30, 2013, not to exceed an amount approved by the Administrative Agent and Fortress; plus (j) a one-time, non-cash impairment charge in an aggregate amount not to exceed $5,000,000 taken in the Fiscal Quarter ending June 30, 2013, with respect to the write-downs or write-offs of content assets and related inventory in connection with the termination of the Criterion Collection relationship; minus (k) Image Product Expenditures actually incurred in such period; minus (l) Acorn Production, Product and Development Expense actually incurred in such period; minus (m) Net Royalty Advances actually incurred in such period.  Anything in the foregoing to the contrary notwithstanding, (a) for the Fiscal Quarter ending September 30, 2011, Consolidated Cash Adjusted EBITDA shall be deemed to be $3,333,056, (b) for the Fiscal Quarter ending December 31, 2011, Consolidated Cash Adjusted EBITDA shall be deemed to be $5,667,919, (c) for the Fiscal Quarter ending March 31, 2012, Consolidated Cash Adjusted EBITDA shall be deemed to be $7,212,951, and (d) for the Fiscal Quarter ending June 30, 2012, Consolidated Cash Adjusted EBITDA shall be deemed to be $11,614,508.

For the purposes of calculating Consolidated Cash Adjusted EBITDA for any period of four (4) consecutive Fiscal Quarters (each, a “Reference Period”) pursuant to any determination of the Senior Leverage Ratio or the Total Leverage Ratio, if during such Reference Period, the Parent or any Subsidiary shall have made an Acquisition or a Disposition, Consolidated Cash Adjusted EBITDA (including, without limitation, any deemed amounts therefor as set forth in the definitions therefor) for such Reference Period shall (i) be calculated after giving pro forma effect thereto as if such Acquisition or Disposition occurred on the first day of such Reference Period and (ii) reflect cost savings and synergies that are (A) approved by the Administrative Agent and Fortress, (B) reasonably identifiable, (C) factually supportable pursuant to documentation satisfactory to the Administrative Agent and Fortress, (D) directly related to the Acquisition or Disposition and (E) reasonably expected to be realized within twelve (12) months of the date of the consummation of the Acquisition or Disposition.  In addition, pursuant to any determination of the Senior Leverage Ratio or the Total Leverage Ratio, Consolidated Cash Adjusted EBITDA shall be calculated to reflect cost savings and synergies directly related to the Acorn Acquisition and the Image Acquisition in an aggregate amount approved by the Administrative Agent and Fortress and, in each case, anticipated to be realized on or prior to June 30, 2013.

(c)           The definition of “Indebtedness” in Section 1.1 of the Credit Agreement is amended so that it reads, in its entirety, as follows:

“Indebtedness” of any Person shall mean, without duplication (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person in respect of the deferred purchase price of Property or services (other than trade payables and payables arising from netting adjustments with any Loan Party’s or Restricted Subsidiary’s vendors, in each case, incurred in the ordinary course of business; provided, on and after January 1, 2015, Past Due Amounts shall be included in this definition except to the extent of any of such Past Due Amounts that are being disputed in good faith and by appropriate measures and as long as adequate reserves or other appropriate provisions as shall be required in conformity with GAAP shall have been made or provided therefor), (d) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to Property acquired by such Person, (e) that portion of Capital Lease Obligations of such Person that are properly classified as a liability on a balance sheet in conformity with GAAP, (f) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (g) all Guarantees of such Person of the type of indebtedness described in clauses (a) through (f) above, (h) all indebtedness of a third party secured by any Lien on Property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (i) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Disqualified Capital Stock of such Person, (j) Off-Balance Sheet Liabilities of such Person, and (k) all Hedging Obligations of such Person.  The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.  For purposes of clause (k) above, the principal amount of Indebtedness in respect of Hedge Agreements shall equal Net Mark-to-Market Exposure.

(d)          The definition of “Net ACL Proceeds” in Section 1.1 of the Credit Agreement is amended so that it reads, in its entirety, as follows:

“Net ACL Proceeds” shall mean Cash proceeds received by any Loan Party or Restricted Subsidiary after the Closing Date from any ACL Group member, whether pursuant to a dividend, distribution, or otherwise (other than pursuant to (a) Permitted Service Agreements for bona fide services rendered thereunder and (b) dividends or distributions received by such Loan Party or Restricted Subsidiary between June 25, 2013, and December 31, 2013), net of any amounts attributable to taxes payable by any such Loan Party or Restricted Subsidiary attributable to the receipt of such proceeds, including any and all taxes applicable to the payment or receipt of any dividends or distributions by such Person or taxes applicable to the payment or receipt of any interest by such Person with respect to any Permitted Intercompany Investments.

(e)           The definition of “Senior Leverage Ratio” in Section 1.1 of the Credit Agreement is amended so that it reads, in its entirety, as follows:

“Senior Leverage Ratio” shall mean, as of any date, the ratio of (i) Consolidated Total Debt (other than Permitted Subordinated Debt and the Term C Loans) as of such date to (ii) Consolidated Cash Adjusted EBITDA for the four (4) consecutive Fiscal Quarters ending on or immediately prior to such date for which financial statements have been received pursuant to Sections 5.7(a) or (b) and (c), as applicable, and a Compliance Certificate delivered pursuant to Section 5.7(d).

(f)            Sections 2.1(g)(vi) and (vii) of the Credit Agreement is amended so that they read, in their entirety, respectively, as follows:

(vi)            Provisions with Respect to Additional Term Loans.  Additional Term Loans shall (A) for all purposes be Term Loans and Obligations hereunder and under the Loan Documents, (B) bear interest at any interest rate agreed upon by the Borrowers and the Lenders making such Additional Term Loans, (C) rank junior in right of payment to the other Loans for purposes of Sections 2.11 and 8.1 hereof, (D) in no event have a maturity date prior to the latest occurring Stated Maturity Date for the Term A Loans, Term B Loans, and Term C Loans, (E) be repaid as agreed to by the Borrowers and the Lenders making such Additional Term Loans, so long as the weighted average life to maturity of the Additional Term Loans is not earlier than the weighted average life to maturity of the Term A Loans, Term B Loans or Term C Loans, and (F) be on such other terms reasonably acceptable to the Administrative Agent, Fortress and the Borrowers.

(vii)            Provisions with Respect to Revolving Commitment Increases.  Revolving Loans made under the increased Aggregate Revolving Commitment Amount shall (A) for all purposes be Revolving Loans and Obligations hereunder and under the Loan Documents, (B) bear interest at any interest rate agreed upon by the Borrowers and the Lenders making such Revolving Loans, and (C) rank pari passu with the other Revolving Loans for purposes of Sections 2.11 and 8.1 hereof.  Anything herein to the contrary notwithstanding, increases in the Aggregate Revolving Commitment Amount pursuant to this Section 2.1(g) (1) must be approved in advance by both the Administrative Agent and Fortress and (2) may not be provided by any Person other than SunTrust Bank or Fortress (or their respective Affiliates) unless otherwise agreed to in writing by the Administrative Agent and Fortress.

(g)          Section 2.6(a) of the Credit Agreement is amended so that it reads, in its entirety, as follows:

(a)            The Revolving Loans.

(i)            For at least one (1) Business Day during each calendar year (beginning with the calendar year 2015), the Borrowers shall cause the principal amount of Revolving Loans outstanding to be $7,500,000 or less.  For the avoidance of doubt, after any payment required pursuant to this Section 2.6(a)(i) is made the Borrowers may reborrow all or any portion of such Revolving Loans to the extent the Borrowers are otherwise permitted to do so pursuant to the terms and conditions of this Agreement.

(ii)            All unpaid principal and accrued interest on the Revolving Loans shall be due and payable in full in cash on the Revolving Commitment Termination Date.

(h)          Section 5.7(c) of the Credit Agreement is amended so that it reads, in its entirety, as follows:

(c)            concurrently with the delivery of the financial statements referred to in Sections 5.7(a), (b), and (j), unaudited financial statements identical to the financial statements referred to in Sections 5.7(a), (b), and (j) except prepared on a consolidated and consolidating basis with respect to the Parent and all of its Subsidiaries (including, for the avoidance of doubt, the ACL Group);

(i)            Section 5.7 of the Credit Agreement is amended to replace the “; and” at the end of paragraph (g) thereof with “;”; replace the “.” at the end of paragraph (h) thereof with “;”; and add the following as a new paragraphs (i) and (j), respectively, immediately after paragraph (h) thereof:

(i)            commencing with the Fiscal Month ending on or about September 30, 2013, as soon as available and in any event within thirty (30) days after the end of such Fiscal Month and each Fiscal Month thereafter, a “Monthly Management Package” which will include a profit and loss statement, balance sheet, and a cash forecast, together with a comparison to the Business Plan most recently delivered pursuant to Section 5.7(e).  The “Monthly Management Package” will be the internal monthly financial report used by senior officers and the board and may be revised as to presentation and form from time to time; and

(j)            upon the request from time to time by the Administrative Agent or Fortress, unaudited consolidated and consolidating cash flow projections for the Parent and its Restricted Subsidiaries prepared on a monthly basis for the immediately succeeding twelve Fiscal Month period.

(j)            Article VII of the Credit Agreement is amended by adding the following as a new Section 7.17 thereto immediately after Section 7.16:

Section 7.17        Maximum Past Due Amounts.   Until but not including January 1, 2015, the Loan Parties shall not permit the Past Due Amounts of such Loan Parties and their Restricted Subsidiaries to be greater than the amounts set forth in the table below during the times set forth in the table below:

Periods	Maximum Permitted Past Due Amount
From and including the First Amendment Effective Date through and including December 30, 2013	$13,000,000
From and including December 31, 2013, through and including June 29, 2014	$7,000,000
From and including June 30, 2014, through and including December 30, 2014	$3,500,000
On December 31, 2014	$0

(k)           The table set forth in Section 6.2 of the Credit Agreement is amended so that it reads, in its entirety, as follows:

Fiscal Quarters Ending	Total Leverage Ratio
Fiscal Quarter ending December 31, 2012	3.25 to 1.00
Fiscal Quarter ending March 31, 2013	3.00 to 1.00
Fiscal Quarter ending June 30, 2013	3.80 to 1.00
Fiscal Quarter ending September 30, 2013	3.00 to 1.00
Fiscal Quarter ending December 31, 2013, through and including the Fiscal Quarter ending September 30, 2014	2.50 to 1.00
Fiscal Quarter ending December 31, 2014, through and including the Fiscal Quarter ending September 30, 2015	2.00 to 1.00
Fiscal Quarter ending December 31, 2015 and the last day of each Fiscal Quarter thereafter	1.75 to 1.00

(l)            Section 7.4(a)(vi) of the Credit Agreement is amended so that it reads, in its entirety, as follows:

(vi)            the Parent may make the following payments with respect to the Permitted Subordinated Debt:

  (A)            payments in the form of Interest Notes or Shares (in each case, as defined in the Permitted Subordinated Notes) to the extent provided for by, and in accordance with, the terms of the Permitted Subordinated Notes;

  (B)            Cash payments in respect of accrued but unpaid interest to the extent expressly provided for by, and accordance with, the terms and conditions of the Permitted Subordinated Notes, so long as no Default or Event of Default exists before and after giving effect to such payment;

  (C)            Cash prepayments of principal so long as (1) no Default or Event of Default exists before and after giving effect to such payment, (2) after giving effect to such prepayment, the pro forma Senior Leverage Ratio is less than 1.25 to 1.00, (3) the Borrowers have Liquidity of not less than $7,500,000 after giving pro forma effect to such prepayment, (4) the amount of all such prepayments in any Fiscal Year does not exceed $2,500,000 in the aggregate, and (5) the Borrower Representative shall have given the Administrative Agent at least ten (10) days prior written notice before making such prepayment together with (x) an officer’s certificate certifying the accuracy of clauses (1) through (4) and attaching calculations demonstrating compliance with clauses (2) and (3) and (y) if such prepayment is made during the Fiscal Year beginning on or about January 1, 2015, or during any Fiscal Year thereafter, projections demonstrating in reasonable detail that the Borrowers will be able to make the payment requirement by Section 2.6(a)(i) hereof at the end of the Fiscal Year in which such prepayment is made; and

  (D)            at any time following the date on which the first mandatory prepayment required by Section 2.6(c)(iv) has been made, cash prepayments of principal attributable to the accretion of payment-in-kind interest (but not prepayments on the original principal amount of the Permitted Subordinated Debt) so long as (1) no Default or Event of Default exists before and after giving effect to such payment, (2) after giving effect to such prepayment, the pro forma Senior Leverage Ratio is less than 1.25 to 1.00, (3) the Borrowers have Liquidity of not less than $7,500,000 after giving pro forma effect to such prepayment, (4) such prepayment is (i) made only with Residual Excess Cash Flow from the Fiscal Year immediately preceding such prepayment and (ii) in an amount not to exceed fifty percent (50%) of the Residual Excess Cash Flow Amount immediately prior to such payment, (5) such prepayment is made only after (x) the making of all prepayments pursuant to Section 2.6(c)(iv) in connection with which such Residual Excess Cash Flow was determined and (y) the making of all cash interest payments required pursuant to the terms of the Permitted Subordinated Notes, and (6) the Borrower Representative shall have given the Administrative Agent at least ten (10) days prior written notice before making such prepayment together with (x) an officer’s certificate certifying the accuracy of clauses (1) through (5) and attaching calculations demonstrating compliance with clauses (2) and (3) and (y) if such prepayment is made during the Fiscal Year beginning on or about January 1, 2015, or during any Fiscal Year thereafter, projections demonstrating in reasonable detail that the Borrowers will be able to make the payment requirement by Section 2.6(a)(i) hereof at the end of the Fiscal Year in which such prepayment is made.

(m)         The Credit Agreement is amended by attaching thereto as a new Schedule 7.17 the Schedule 7.17 attached hereto.

SECTION 4.       Legal Fees.  Without limiting the terms and conditions of the Credit Agreement relating to the payment of fees and expenses, the Borrowers shall within five (5) Business Days after the date hereof pay all outstanding fees and expenses of counsel to the Administrative Agent and Fortress incurred on or prior to the First Amendment Effective Date in connection with the Credit Agreement (with the Borrowers hereby authorizing the Administrative Agent to debit their applicable deposit account maintained with the Administrative Agent and to apply the proceeds thereof to the payment of the foregoing items).

SECTION 5.     Representations and Warranties.  Each Loan Party hereby represents and warrants to the Administrative Agent and the Lenders as follows:

(a)            Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents is true and correct in all material respects on and as of the date hereof as if made on and as of such date except to the extent that such representations and warranties relate to an earlier date, in which case such representation and warranty was true and correct in all material respects as of such earlier date.

(b)           As of the date hereof there exists no Default or Event of Default and after giving effect to this Agreement there will exist no Default or Event of Default.

(c)           Each Loan Party has the power and is duly authorized to enter into, deliver, and perform this Agreement.

(d)          This Agreement is the legal, valid, and binding obligation of the Loan Parties enforceable against the Loan Parties in accordance with its terms.

SECTION 6.     Conditions Precedent.  This Agreement shall become effective only upon receipt by the Administrative Agent of duly executed counterparts of this Agreement by each of the Loan Parties, the Administrative Agent, and the Lenders.

SECTION 7.      Miscellaneous Terms.

(a)           Loan Document.  For avoidance of doubt, the Borrowers, the Lenders party hereto, and the Administrative Agent hereby acknowledge and agree that this Agreement is a Loan Document.

(b)           Effect of Agreement.  Except as set forth expressly hereinabove, all terms of the Credit Agreement and the other Loan Documents shall be and remain in full force and effect, and shall constitute the legal, valid, binding, and enforceable obligations of the Loan Parties.

(c)           No Novation or Mutual Departure.  The Loan Parties expressly acknowledge and agree that (i) there has not been, and this Agreement does not constitute or establish, a novation with respect to the Credit Agreement or any of the other Loan Documents, or a mutual departure from the strict terms, provisions, and conditions thereof, other than with respect to the waivers contained in Section 2 above and the amendments contained in Section 3 above, and (ii) nothing in this Agreement shall affect or limit the Administrative Agent’s or any Lender’s right to demand payment of liabilities owing from any Loan Party to the Administrative Agent or the Lender under, or to demand strict performance of the terms, provisions, and conditions of, the Credit Agreement and the other Loan Documents, to exercise any and all rights, powers, and remedies under the Credit Agreement or the other Loan Documents or at law or in equity, or to do any and all of the foregoing, immediately at any time after the occurrence of a Default or an Event of Default under the Credit Agreement or the other Loan Documents.

(d)          Ratification.  The Borrowers hereby restate, ratify, and reaffirm all of their obligations and covenants set forth in the Credit Agreement and the other Loan Documents to which they are parties effective as of the date hereof.

(e)           Claims.  To induce the Administrative Agent and the Lenders to enter into this Agreement and to continue to make advances pursuant to the Credit Agreement (subject to the terms and conditions thereof), the Borrowers hereby acknowledge and agree that, as of the date hereof, and after giving effect to the terms hereof, there exists no right of offset, defense, counterclaim, claim, or objection in favor of any Loan Party or arising out of or with respect to any of the Loans or other obligations of any Loan Party owed to the Administrative Agent or any of the Lenders under the Credit Agreement or any other Loan Document.

(f)            Release.  In consideration of the agreements contained herein, each Loan Party, individually and on behalf of its successors (including, without limitation, any trustees acting on behalf of such Loan Party and any debtor-in-possession with respect to such Loan Party), assigns, subsidiaries and Affiliates, hereby forever releases and agrees to indemnify, pay and hold harmless, each of Administrative Agent and each Lender and its respective successors, permitted assigns, parents, subsidiaries, Affiliates, officers, employees, directors, agents and attorneys (collectively, the “Releasees”) from any and all debts, claims, demands, liabilities, responsibilities, disputes, causes, damages, actions and causes of actions (whether at law or in equity) and obligations of every nature whatsoever, whether liquidated or unliquidated, whether known or unknown, matured or unmatured, fixed or contingent that such Loan Party has, had or may have against the Releasees which arise from or relate to any actions which the Releasees may have taken or omitted to take in connection with this Agreement, the Credit Agreement or any other Loan Document prior to the date hereof, including, without limitation, with respect to the Obligations, any Collateral, the Credit Agreement, any other Loan Document and any third parties liable in whole or in part for the Obligations IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH RELEASEE.

(g)          Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

(h)          Fax or Other Transmission.  Delivery by one or more parties hereto of an executed counterpart of this Agreement via facsimile, telecopy, or other electronic method of transmission pursuant to which the signature of such party can be seen (including, without limitation, Adobe Corporation’s Portable Document Format) shall have the same force and effect as the delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by facsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability, or binding effect of this Agreement.

(i)            Recitals Incorporated Herein.  The preamble and the recitals to this Agreement are hereby incorporated herein by this reference.

(j)            Section References.  Section titles and references used in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto evidenced hereby.

(k)           Further Assurances.  The Borrowers agree to take, at the Borrowers’ expense, such further actions as the Administrative Agent shall reasonably request from time to time to evidence the amendments set forth herein and the transactions contemplated hereby.

(l)            Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

(m)         Severability.  Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

(n)          Reaffirmation of Guarantors.  Each Guarantor (i) consents to the execution and delivery of this Agreement, (ii) reaffirms all of its obligations and covenants under the Credit Agreement and the other Loan Documents to which it is a party, and (iii) agrees that none of its respective obligations and covenants shall be reduced or limited by the execution and delivery of this Agreement.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

RLJ ENTERTAINMENT, INC., as a Borrower

By:	/s/ ANDREW WILSON
Name: Andrew Wilson
Title: CFO

RLJ ACQUISITION, INC., as a Borrower

By:	/s/ ANDREW WILSON
Name: Andrew Wilson
Title: CFO

IMAGE ENTERTAINMENT, INC., as a Borrower

By:	/s/ ANDREW WILSON
Name: Andrew Wilson
Title: CFO

By:	/s/ ANDREW WILSON
Name: Andrew Wilson
Title: CFO

ACORN MEDIA UK LIMITED, as a Guarantor

By:	/s/ MIGUEL PENELLA
Name: Miguel Penella
Title: CEO

[RLJ – First Amendment to and Waiver Under Credit Agreement]

ACORN MEDIA AUSTRALIA PTY. LTD., as a Guarantor

By:	/s/ MIGUEL PENELLA
Name: Miguel Penella
Title: CEO

ACORN (IP) LIMITED, as a Guarantor

By:	/s/ MIGUEL PENELLA
Name: Miguel Penella
Title: CEO

ACORN PRODUCTIONS LIMITED, as a Guarantor

By:	/s/ MIGUEL PENELLA
Name: Miguel Penella
Title: CEO

FOYLES WAR 8 PRODUCTIONS LIMITED, as a Guarantor

By:	/s/ MIGUEL PENELLA
Name: Miguel Penella
Title: CEO

[RLJ – First Amendment to and Waiver Under Credit Agreement]

ADMINISTRATIVE AGENT AND LENDERS:	SUNTRUST BANK, as the Administrative Agent and a Lender

	By:	/s/ CYNTHIA BURTON
Name: Cynthia Burton
Title: Vice President

[RLJ – First Amendment to and Waiver Under Credit Agreement]

FORTRESS CREDIT OPPORTUNITIES I LP, as a Lender

By: Fortress Credit Opportunities I GP LLC, its general partner

By:	/s/ GLENN P. CUMMINS
Name: Glenn P. Cummins
Title: Treasurer

FORTRESS CREDIT FUNDING III LP, as a Lender

By: Fortress Credit Funding III GP LLC, its general partner

By:	/s/ GLENN P. CUMMINS
Name: Glenn P. Cummins
Title: Treasurer

[RLJ – First Amendment to and Waiver Under Credit Agreement]